Exhibit 99.1

1900 E. 9th Street Cleveland, Ohio 44114

NEWS RELEASE
PFGI Capital Corporation Confirms Cash Payment on Preferred Stock
& Announces Financial Results for Second Quarter 2006
Cleveland, July 21, 2006 — PFGI Capital Corporation announced that a cash payment will be paid on August 17, 2006 on its Series A Preferred (PFGIP.PK) and Series B Preferred stock. These distributions, accruing from May 18, 2006 through August 17, 2006, are payable to holders of record on August 1, 2006, at a rate of $0.484375 per share of Series A Preferred stock and $1.25 per share of Series B Preferred stock.
PFGI Capital Corporation also announced financial results for the quarter and year-to-date periods ended June 30, 2006. Net income was $4.8 million for the three months ended June 30, 2006, down slightly compared to $5.0 million for the three months ended June 30, 2005. Total interest income was $4.9 million for the three months ended June 30, 2006, down from $5.1 million for the comparable period in 2005. The decrease in total interest income in the second quarter of 2006 reflects a lower average balance of loan participations compared with the prior year.
For the six months ended June 30, 2006, net income was $9.5 million, down slightly from $9.6 million for the prior year first half. Total interest income was $9.8 million for both the first half of 2006 and 2005. Noninterest expense was $.5 million for the six months ended June 30, 2006 and 2005. The decrease in net income in the first half of 2006 reflects a smaller reversal of previously recognized provision for loan participation losses compared to a year ago.
At June 30, 2006, loan participations totaled $271 million, the reserve for loan participation losses was $.4 million and there were no non-performing assets or impaired loans. At June 30, 2006, total assets and total shareholders’ equity were both $279 million.
About PFGI Capital Corporation
PFGI Capital Corporation is a Maryland corporation formed as a real estate investment trust for federal income tax purposes. Its principal objective is to acquire, hold, and manage commercial mortgage loan assets and other authorized investments that will generate net income for distribution to shareholders. PFGI Capital Corporation is a consolidated subsidiary of National City Bank, a wholly owned banking subsidiary of National City Corporation.
About National City Corporation
National City Corporation (NYSE: NCC), headquartered in Cleveland, Ohio, is one of the nation’s largest financial holding companies. The company operates through an extensive banking network primarily in Ohio, Illinois, Indiana, Kentucky, Michigan, Missouri and Pennsylvania, and also serves customers in selected markets nationally. Its core businesses include commercial and retail banking, consumer finance, asset management and mortgage financing and servicing. For more information about National City, visit the company’s Web site at NationalCity.com.
For further information, please contact
Jennifer Hammarlund
National City Corporation
1-216-222-9849